UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.    )

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                            Merrill Lynch & Co., Inc.
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                (Name of Registrant as Specified In Its Charter)


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                                           Merrill Lynch & Co., Inc.


                                                      4 World Financial Center
                                                      New York, New York 10080
                                                      212 449-1000


[LOGO] MERRILL LYNCH

                                           April 14, 2003


Dear Shareholder:

As you know, at the Company's 2003 Annual Meeting of Shareholders, we are seeking your approval of the Merrill Lynch Employee Stock Compensation Plan. As described in the Proxy Statement we recently mailed to you, the Plan will provide shares for future year-end stock awards for our employees.


          THE PROPOSED PLAN IS IMPORTANT - WE URGE YOU TO VOTE FOR IT

The Plan is important to Merrill Lynch and our shareholders because stock compensation is a critical component of the Company's compensation program. Stock grants are used in lieu of cash as part of employees' annual bonuses. Merrill Lynch employees are effectively required to "buy" a number of shares/options with a portion of a bonus that would otherwise be paid in cash, based on the average stock price at the date of grant. To remain competitive, Merrill Lynch must provide our employees with year-end bonuses that reflect our competitive performance. Without the authority to issue stock, the Company could have to divert cash from its operating businesses to continue to provide competitive compensation. Additionally, the Company's ability to create meaningful alignment of the financial interests of shareholders with a broad cross-section of Merrill Lynch employees would be severely diminished.


         WE URGE YOU NOT TO FOLLOW THE ISS RECOMMENDATION ON OUR PLAN

We were very disappointed to learn that Institutional Shareholder Services
(ISS), a proxy voting advisory service, has recommended that shareholders vote against the proposed Plan. ISS bases its recommendation on its calculation of the "cost" of the Plan, which, it concludes, would

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exceed the "allowable cap" - all as measured under ISS's proprietary model. We believe that the ISS analysis misses an important feature of our new Plan because it does not take into account that shares granted under the Plan in the future will be issued in lieu of cash bonuses.

The proposed Plan provides that it will be used exclusively to grant year-end performance-based stock bonus awards to non-executive key employees in lieu of a portion of bonuses that would otherwise be paid in cash. Annual stock bonus awards are made to more than 9,000 participants. This stock program is not additive. Stock awards are made in lieu of cash and represent a significant component of an employee's annual compensation. Employees usually receive between 15% to 50% of their annual compensation in the form of a stock award instead of cash.

While ISS's analysis recognizes that previously granted share awards made in lieu of cash compensation should be excluded from its "cost" calculation, it does not exclude new shares proposed to be issued under the Plan.


     o ISS has excluded from its "cost" calculation stock awards made in prior years, to the extent those awards were in lieu of cash. We believe that this is the appropriate treatment as employees are effectively purchasing shares with a portion of their cash bonuses.

     o However, despite our binding commitment to make future stock awards under the Plan only in lieu of cash, ISS has included the shares under the Plan in its "cost" calculation. Had ISS treated the new plan shares consistently with its treatment of our historical awards, the Plan would come within the ISS "allowable cap".

     o ISS stated that because it cannot quantify future bonuses, it cannot quantify the shares that would be used in lieu of cash, and therefore continued to include the shares as a "cost" in their model. We believe this position is not correct in light of our commitment to use 100% of the shares authorized under the Plan in lieu of cash that would otherwise be paid, in a manner consistent with our past practice.


                  THE PLAN IS IN THE INTEREST OF SHAREHOLDERS

We believe that Merrill Lynch and its shareholders benefit from the Company's ability to substitute stock for cash in the annual bonus compensation. Stock ownership by employees is important for several reasons.

     o The stock portion of the annual bonus transfers downside risk from shareholders to the employee - if the stock price decreases, the value of the original bonus decreases below the amount that would have otherwise been paid in cash. This aligns employees' and shareholders' financial interests across market cycles and provides the shareholder with a financial benefit in a down market.



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     o    The vesting period for stock awards is an essential retention tool in the financial services industry where competitors seek to solicit and hire key employees with key client relationships.

     o We have succeeded in making stock ownership and proprietary thinking part of the Merrill Lynch culture. Our executives show their belief in our growth prospects by retaining shares well in excess of our executive stock ownership guidelines.

In addition, the terms of the Plan have been designed to protect the interests of shareholders.

     o The Plan is administered by a Compensation Committee composed of independent directors who determine the amount and terms of awards.

     o The Plan requires a vesting period of at least three years for restricted shares and units.

     o    The Plan does not permit stock option repricing.

     o The Plan does not permit option "reloads" - the grant of additional options to preserve upside following option exercise.

     o The Plan requires the exercise price of all options to be at least 100% of fair market value.

We understand that shareholders are sensitive to the proper design and functioning of stock incentive plans. We have made every effort to responsibly address the issues most commonly raised by shareholders in formulating our Plan. While we may not "fit" within the ISS proprietary model, we believe there are legitimate reasons why we do not, and should not, do so. There is no "one size fits all" stock plan - and we believe the plan we are recommending is the best one for Merrill Lynch.

If you haven't already done so, please vote by completing and returning the proxy card(s) included with your materials by mail, or by telephone or the internet.

Please vote FOR the proposals recommended by the Merrill Lynch Board.

Thank you for your consideration.


/s/ Thomas H. Patrick
Thomas H. Patrick
Executive Vice Chairman
Merrill Lynch & Co., Inc.



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